                                                       -------------------------
                                                             OMB APPROVAL
                             UNITED STATES             -------------------------
                 SECURITIES AND EXCHANGE COMMISSION    OMB Number:  3235-0145
                        WASHINGTON, D.C. 20549         Expires: October 31, 2002
                                                       Estimated average burden
                                                       hours per response..14.90
                                                       -------------------------
                                  SCHEDULE 13G
                                 (RULE 13d-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                            (AMENDMENT NO.     )*


                                NetGenesis Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, .001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   64107E 10 7
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]  Rule 13d-1(b)
          [ ]  Rule 13d-1(c)
          [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




SEC 1745 (3-98)                Page 1 of 12 pages

----------------------------                          --------------------------
  CUSIP NO. 64107E 10  7          SCHEDULE 13G             Page 2 of 12 Pages
--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OneLiberty Fund IV, L.P.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                       5.    SOLE VOTING POWER


                       ---------------------------------------------------------
   NUMBER OF           6.    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                2,164,533
   OWNED BY            ---------------------------------------------------------
     EACH              7.    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH              ---------------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER

                             2,164,533
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,164,533
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                               [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.1%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
================================================================================

                               Page 2 of 12 pages

----------------------------                          --------------------------
  CUSIP NO. 64107E 10  7          SCHEDULE 13G             Page 3 of 12 Pages
--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OneLiberty Advisors Fund IV, L.P.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                       5.    SOLE VOTING POWER


                       ---------------------------------------------------------
   NUMBER OF           6.    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                2,164,533
   OWNED BY            ---------------------------------------------------------
     EACH              7.    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH              ---------------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER

                             2,164,533
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,164,533
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                               [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.1%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
================================================================================

                               Page 3 of 12 pages

----------------------------                          --------------------------
  CUSIP NO. 64107E 10  7          SCHEDULE 13G             Page 4 of 12 Pages
--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        One Liberty Partners IV, LLC
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                       5.    SOLE VOTING POWER


                       ---------------------------------------------------------
   NUMBER OF           6.    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                2,164,533
   OWNED BY            ---------------------------------------------------------
     EACH              7.    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH              ---------------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER

                             2,164,533
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,164,533
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                               [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.1%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
================================================================================

                               Page 4 of 12 pages

----------------------------                          --------------------------
  CUSIP NO. 64107E 10  7          SCHEDULE 13G             Page 5 of 12 Pages
--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stephen J. Ricci
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                       5.    SOLE VOTING POWER

                             33,334(1)
                       ---------------------------------------------------------
   NUMBER OF           6.    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                2,164,533
   OWNED BY            ---------------------------------------------------------
     EACH              7.    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON                   33,334(1)
     WITH              ---------------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER

                             2,164,533
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,197,867
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                               [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.2%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================

--------

(1) Consists of 25,000 shares of Common Stock held of record by Mr. Ricci and stock options to purchase 8,334 shares of Common Stock (within 60 days after December 31, 2000) held by Mr. Ricci.


                               Page 5 of 12 pages

----------------------------                          --------------------------
  CUSIP NO. 64107E 10  7          SCHEDULE 13G             Page 6 of 12 Pages
--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Edwin M. Kania, Jr.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                       5.    SOLE VOTING POWER

                             7,500
                       ---------------------------------------------------------
   NUMBER OF           6.    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                2,164,533
   OWNED BY            ---------------------------------------------------------
     EACH              7.    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON                   7,500
     WITH              ---------------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER

                             2,164,533
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,172,033
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                               [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.1%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================


                               Page 6 of 12 pages

----------------------------                          --------------------------
  CUSIP NO. 64107E 10  7          SCHEDULE 13G             Page 7 of 12 Pages
----------------------------                          --------------------------

                                  SCHEDULE 13G


ITEM 1(a).        NAME OF ISSUER:  NetGenesis Corp.

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  150 CambridgePark Drive , Cambridge, MA 02140

Item 2(a).        NAMES OF PERSONS FILING: (1) OneLiberty Fund IV, L.P.
                  ("L.P."); (2) OneLiberty Advisors Fund IV, L.P. ("Advisors L.P."); (3) OneLiberty Partners IV, LLC ("LLC"); (4) Stephen
                  J. Ricci ("Ricci"); and (5) Edwin M. Kania, Jr. ("Kania"). Ricci and Kania are the individual managing members of LLC, the general partner of L.P. and Advisors L.P. The entities and persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  The address of the principal business office of each of L.P., Advisors L.P., LLC, Ricci and Kania is 150 CambridgePark Drive, Cambridge, MA 02140.

Item 2(c). CITIZENSHIP: Each of L.P., and Advisors L.P. is a limited partnership organized under the laws of the state of Delaware. LLC is a limited liability company organized under the laws of the state of Delaware. Each of Ricci and Kania is a United States citizen.

Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value per share


Item 2(e).        CUSIP NUMBER:  64107E  10  7

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable.

Item 4.           Ownership.

                  (a)   Amount Beneficially Owned:

                  As of December 31, 2000, L.P. is the record holder of 2,061,460 shares of Common Stock. As of December 31, 2000, Advisors L.P. is the record holder of 103,073 shares of Common Stock. As of December 31, 2000, LLC does not hold any shares of Common Stock but as general partner of L.P. and Advisors L.P., may be deemed to own beneficially 2,164,533 shares of Common Stock. By virtue of their relationship as affiliated limited partnerships who have an overlapping general partner
                  (LLC), each of L.P. and Advisors L.P. may be deemed to own beneficially 2,164,533 shares of Common Stock (the "Record Shares"). In their capacities as individual managing members of LLC, the general partner of L.P. and Advisors L.P., Ricci and Kania may be deemed to own beneficially the Record Shares. Ricci is also the record owner of 25,000 shares of

                               Page 7 of 12 Pages

----------------------------                          --------------------------
  CUSIP NO. 64107E 10  7          SCHEDULE 13G             Page 8 of 12 Pages
----------------------------                          --------------------------

                  Common Stock and stock options to purchase 8,334 shares of Common Stock exercisable within 60 days of December 31, 2000. Kania is also the record owner of 7,500 shares of Common Stock. Each reporting person expressly disclaims beneficial ownership, except to the extent of his or its pecuniary interest therein, if any, of any shares of Common Stock, except in the case of (i) L.P. for the 2,061,460 shares which it holds of record, (ii) Advisors L.P. for the 103,073 shares which it holds of record, (iii) Ricci for the 25,000 shares and the 8,334 stock options to purchase shares of Common Stock he holds of record, and (iv) Kania for the 7,500 shares he holds of record.

                  (b)   Percent of Class:
                               OneLiberty Fund IV, L.P.: 10.1%
                               OneLiberty Advisors Fund, L.P.: 10.1%
                               OneLiberty Partners IV, LLC: 10.1%
                               Stephen J. Ricci: 10.2%
                               Edwin M. Kania, Jr.: 10.1%

                        The foregoing percentages are calculated based on the 21,441,350 shares of Common Stock of NetGenesis Corp. reported to be outstanding in a Quarterly Report on form 10-Q for NetGenesis Corp. for the quarter ended September 30, 2000, as adjusted pursuant to Rule 13d-3(d)(1).

                  (c)   Number of shares as to which such person has:

                        (i) sole power to vote or to direct the vote: 0 shares for each reporting person except Ricci and Kania. 25,000 shares and 8,334 stock options to purchase Common Stock shares for Ricci and 7,500 shares for Kania.

                        (ii)   shared power to vote or to direct the vote:

                               OneLiberty Fund IV, L.P.: 2,164,533 shares
                               OneLiberty Advisors Fund, L.P.: 2,164,533 shares OneLiberty Partners IV, LLC: 2,164,533 shares Stephen J. Ricci: 2,164,533 shares
                               Edwin M. Kania, Jr.: 2,164,533 shares

                        (iii) sole power to dispose or direct the disposition of: 0 shares for each reporting person except Ricci and Kania. 25,000 shares and 8,334 stock options to purchase Common Stock shares for Ricci and 7,500 shares for Kania.

                        (iv) shared power to dispose or direct the disposition of:

                               OneLiberty Fund IV, L.P.: 2,164,533 shares
                               OneLiberty Advisors Fund, L.P.: 2,164,533 shares OneLiberty Partners IV, LLC: 2,164,533 shares Stephen J. Ricci: 2,164,533 shares
                               Edwin M. Kania, Jr.: 2,164,533 shares

                               Page 8 of 12 pages

----------------------------                          --------------------------
  CUSIP NO. 64107E 10  7          SCHEDULE 13G             Page 9 of 12 Pages
----------------------------                          --------------------------


Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable.

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(J).

Item 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

Item 10.          CERTIFICATION.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).


                               Page 9 of 12 pages

----------------------------                          --------------------------
  CUSIP NO. 64107E 10  7          SCHEDULE 13G             Page 10 of 12 Pages
----------------------------                          --------------------------

                                    SIGNATURE

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:   February 16, 2001

ONELIBERTY FUND IV, L.P.


      By                    *
        ------------------------------------------
      Stephen J. Ricci
      Managing Member

ONELIBERTY ADVISORS FUND IV, L.P.


      By                    *
        ------------------------------------------
      Stephen J. Ricci
      Managing Member

ONELIBERTY PARTNERS IV, LLC


      By:                   *
         -----------------------------------------
      Stephen J. Ricci
      Managing Member

STEPHEN J. RICCI

                            *
--------------------------------------------------


EDWIN M. KANIA, JR.

                            *
--------------------------------------------------

* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.


/s/ Edwin M. Kania, Jr.
--------------------------------------------------
Edwin M. Kania, Jr.
Attorney-in-Fact

                              Page 10 of 12 pages

----------------------------                          --------------------------
  CUSIP NO. 64107E 10  7          SCHEDULE 13G             Page 11 of 12 Pages
----------------------------                          --------------------------

                                    AGREEMENT

        Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of NetGenesis Corp.

        EXECUTED this 16th day of February, 2001.


ONELIBERTY FUND IV, L.P.


      By                    *
        ------------------------------------------
      Stephen J. Ricci
      Managing Member

ONELIBERTY ADVISORS FUND IV, L.P.


      By                    *
        ------------------------------------------
      Stephen J. Ricci
      Managing Member

ONELIBERTY PARTNERS IV, LLC


      By:                   *
         -----------------------------------------
      Stephen J. Ricci
      Managing Member

STEPHEN J. RICCI

                            *
--------------------------------------------------


EDWIN M. KANIA, JR.

                            *
--------------------------------------------------

* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.


/s/ Edwin M. Kania, Jr.
--------------------------------------------------
Edwin M. Kania, Jr.
Attorney-in-Fact

                              Page 11 of 12 pages

----------------------------                          --------------------------
  CUSIP NO. 64107E 10  7          SCHEDULE 13G             Page 12 of 12 Pages
----------------------------                          --------------------------

                                                                       EXHIBIT 2

                                POWER OF ATTORNEY

           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stephen J. Ricci and Edwin M. Kania, Jr., and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as general partner or managing member of any partnership or limited liability company, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.


           IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 16th day of February, 2001.



                                          /s/ Stephen J. Ricci
                                          --------------------------------------
                                          Stephen J. Ricci


                                          /s/  Edwin M. Kania, Jr.
                                          --------------------------------------
                                          Edwin M. Kania, Jr.



                              Page 12 of 12 pages